EXHIBIT F


                                         June 21, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

    RE: ALLIANT ENERGY CORPORATION, ET AL. - FORM U-1 APPLICATION/DECLARATION (FILE NO. 70-10052)

Dear Sirs:

      I refer to the Form U-1 Application/Declaration, as amended (the "Application") under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Alliant Energy Corporation ("Alliant Energy"), a registered holding company, its wholly-owned public utility subsidiary, Interstate Power and Light Company ("IP&L"), its wholly-owned non-utility subsidiary, Alliant Energy Resources, Inc. ("AER"), and certain other direct and indirect subsidiaries of Alliant Energy and AER (collectively, the "Applicants"). I have acted as counsel for Alliant Energy and other Applicants in connection with the Application.

      Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Application.

      As described in the Application, Alliant Energy is requesting the Commission's authorization to issue and sell Short-term Debt from time to time through December 31, 2004 and to utilize the proceeds thereof to fund loans to IP&L and Alliant Energy Corporate Services, Inc. through the Utility Money Pool and to AER and the other participating Non-Utility Subsidiaries through the Non-Utility Money Pool, and to guarantee borrowings by AER to fund the Non-Utility Money Pool. IP&L is requesting authorization to issue and sell Short-term Debt and make borrowings through the Utility Money Pool. To the extent required, the Utility Money Pool participants are requesting authorization to make loans and extend credit to each other through the Utility Money Pool. There proposals are referred to collectively as the "Proposed Transactions."

      In connection with the opinions given herein, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.


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      The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions and conditions:

      (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Boards of Directors of Alliant Energy and the other Applicants.

      (b) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Application and said order or orders.

      (c) Alliant Energy and the other Applicants shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

      (d) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

      (e) The consummation of the Proposed Transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

      Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application:

      1. Upon receipt by IP&L of orders of the Illinois Commerce Commission and Minnesota Public Utilities Commission approving the Proposed Transactions as they relate to IP&L, all state laws applicable to the Proposed Transactions will have been complied with;

      2. Alliant Energy and the other Applicants are each validly organized and duly existing under the laws of the states in which they are incorporated;

      3. The Short-term Debt to be issued by Alliant Energy and IP&L will be valid and binding obligations such companies in accordance with their terms, and any guarantees to be issued by Alliant Energy will be valid and binding obligations of Alliant Energy in accordance with their terms; and

      4. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Alliant Energy or any associate company of Alliant Energy.


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      I hereby consent to the use of this opinion in connection with the
Application. The opinions given herein are intended solely for the benefit of the Commission and may not be relied upon by any other person.

                                         Sincerely,


                                         /s/ Barbara J. Swan
                                         ---------------------------------------
                                         Barbara J. Swan
                                         Executive Vice President
                                         and General Counsel


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